Exhibit 23-1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement on Form S-1/A of our report dated May 30, 2008 (except for Note 13 which is July 9, 2008) relating to the financial statements of IVT Software, Inc. at April 30, 2008 and 2007 and the years then ended and the period March 15, 2006 (inception) to April 30, 2006.

/s/ Kempisty & Company CPAs PC

Kempisty & Company
Certified Public Accountants, P.C.

July 9, 2008
New York, New York